Exhibit 99.1

FMC Corporation 1735 Market Street Philadelphia, PA 19103 215.299.6000 phone 215.299.5998 fax www.fmc.com

News Release

For Release: Immediate

Media contact: Jim Fitzwater – 215.299.6633

Investor Relations contact: Brennen Arndt – 215.299.6266

Pierre Brondeau Elected Chairman of FMC Corporation

PHILADELPHIA, September 15, 2010 – FMC Corporation (NYSE:FMC) today announced that Pierre Brondeau, FMC president and chief executive officer, has been elected chairman of the board, effective Oct. 1, 2010. Mr. Brondeau succeeds William G. Walter, who retired earlier this year from FMC and will retire from the board of directors on Sept. 30, 2010, as part of the company’s normal succession plan.

Mr. Brondeau, age 53, became president and chief executive officer for FMC Corporation on Jan. 1, 2010. He retired from Dow Chemical Company in September 2009 where he served as president and chief executive officer of Dow Advanced Materials. Prior to joining Dow, Mr. Brondeau was president and chief operating officer of Rohm and Haas Company, which was acquired by Dow Chemical in April 2009.

Mr. Brondeau will be the only non-independent director on the FMC board. He also serves on the board of directors of Tyco Electronics and is a member of the American Chemistry Council’s Responsible Care Strategic Review Executive Taskforce.

FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. The company employs approximately 4,800 people throughout the world. The company operates its businesses in three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

#    #    #